Exhibit 99.1

Tier Technologies, Inc.
10780 Parkridge Blvd., Suite 400
Reston, VA 20191

CONTACT: Matt Brusch, Director of Communications mbrusch@tier.com 571-382-1048

Tier Reports Preliminary Third Quarter Results

Company Revises Fiscal Year 2005 Earnings Estimates

Third Quarter Earnings Release and Conference Call Scheduled For August 4, 2005

RESTON, Va., August 1, 2005 – Tier Technologies, Inc. (Nasdaq: TIER) today announced preliminary results for the fiscal 2005 third quarter ended June 30, 2005.

Based on preliminary information, revenues for the third quarter are expected to be approximately $49.6 million, compared to $40.7 million in the prior year third quarter, and compared to the company’s previous revenue guidance of $47.0 to $48.0 million. Earnings per diluted share for the third quarter is expected to be approximately $0.09, compared to $0.05 in the prior year third quarter, and compared to the company’s previous earnings guidance of $0.17 to $0.18.

James R. Weaver, Chairman and Chief Executive Officer said, “Tier’s business remains strong – third quarter revenues grew 22% year over year to $49.6 million, representing the highest quarterly revenue in the company’s history. A particularly strong tax payment processing season drove an impressive 40% year over year revenue growth in our Electronic Payment Processing business. Our sales pipeline remains healthy, and our balance sheet is strong with $56.9 in cash, cash equivalents and investments. Tier’s third quarter bottom line, however, was negatively impacted by several unusual and short-term items including an investment impairment associated with two mutual funds in our investment portfolio, legal expenses partially due to our Delaware reincorporation, and recruitment and severance expenses, among other factors. In addition, we experienced the delay of a relatively large contract in one of our Packaged Software and Systems Integration (PSSI) practices that did not close in the quarter, which impacted our operating margins for the quarter.”

“Concurrent with today’s announcement, we are revising our earnings outlook for the fiscal year 2005 and currently expect earnings per diluted share to be in the range of $0.10 to $0.11, compared to $0.02 in the prior fiscal year, and compared to our previous earnings guidance of $0.28 to $0.30. Factors contributing to this revision include the removal of several PSSI pipeline opportunities, a higher than expected net loss in an unconsolidated affiliate, higher forecasted sales commissions, and higher accounting and finance personnel costs, among other factors. We are maintaining our fiscal year 2005 top line guidance for revenues of between $147.0 million to $149.0 million,” Weaver said.

These amounts represent management’s current expectations about the company’s future financial performance based on information available at this time.

These preliminary results are subject to completion of customary quarterly closing and review procedures by Tier management and its independent auditors. There can be no assurance that the company’s final results for the third quarter and revised guidance for the fiscal year 2005 will be within the ranges specified above. The estimate of third quarter results and the guidance included in this release constitute forward-looking statements and are subject to the risks and uncertainties described below.

Tier will issue its third quarter financial results after market close on Thursday, August 4, 2005. James R. Weaver, Chairman and Chief Executive Officer, and David E. Fountain, Chief Financial Officer, will host a conference call on that day at 5:30 p.m. Eastern Time to discuss the Company’s quarterly results.

To access the conference call, please dial 800-399-0129.

The conference call will be broadcast live via the Internet at www.Tier.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available at www.Tier.com or by calling 800-642-1687 and entering 7995322 from two hours after the end of the call until 11:59 p.m. Eastern Time on August 11, 2005.

About Tier

Tier is a leading provider of transaction processing and packaged software and systems integration services for public sector clients. We combine our understanding of enterprise-wide systems with domain knowledge enabling our clients to rapidly channel emerging technologies into their operations. We focus on sectors that we believe are driven by forces that make demand for our services less discretionary and are likely to provide us with recurring long-term revenue streams. More information about the Company is available at www.Tier.com.

Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to, risk of delay of negotiating and signing the contract as result of a protest by an unsuccessful bidder, the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes, the timing, initiation, completion, renewal, extension or early termination of client projects, the company’s ability to realize revenues from its business development opportunities, and unanticipated claims as a result of project performance including due to the failure of software providers or subcontractors to satisfactorily complete engagements.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s annual report on Form 10-K for the year ended Sept. 30, 2004, most recent quarterly report on Form 10-Q for the quarter ended March 31, 2005, as well as other filings with the SEC.